Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into on October 31, 2025, by and between Jamie Parent (the “Executive”, or “Employee”) and SunScout Limited, a Cayman Islands company (the “Company”).

WHEREAS, the Executive has been the Chief Financial Officer of the Company since August 01, 2025 (the “Effective Date”).

WHEREAS, the Company and the Executive desire to enter into this Agreement to memorialize the terms and conditions of the Executive’s employment with the Company starting on the date hereof.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I. Employment; Responsibilities; Compensation

Section 1.01 Employment. Subject to ARTICLE 3, the Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, in accordance with this Agreement, for an initial term of three (3) years from the Effective Date (“Initial Term”). The Initial Term shall automatically be extended one additional year unless either party gives written notice to the other party 60 days prior to expiration of the Initial Term that it or he, as applicable, does not wish to extend this Agreement. Executive’s continued employment after the expiration of the Initial Term shall be in accordance with and governed by this Agreement, unless modified by the parties to this Agreement in writing. For purposes of this Agreement the Initial Term and any extended term shall be referred to as the “Term”.

Section 1.02 Responsibilities; Loyalty

(a) Subject to the terms of this Agreement, Executive is employed in the position of Chief Financial Officer of the Company, and shall perform the functions and responsibilities of that position. Additional or different duties may be assigned by the Company from time to time. Executive’s position, job descriptions, duties and responsibilities may be modified from time to time in the sole discretion of the Company.

(b) Executive shall devote the whole of Executive’s professional time, attention and energies to the performance of Executive’s work. Executive agrees to comply with all policies of the Company, if any, in effect from time to time, and to comply with all laws, rules and regulations, including those applicable to the Company.

Section 1.03 Compensation.

(a) The Company will pay Employee an annual base salary at a rate of US$200,000 per annum (the “Base Salary”) commencing on the date of this Agreement, payable in accordance with the Company’s regular payroll policy for salaried employees. No Base Salary or other compensation shall accrue or be payable for any period prior to the date of this Agreement, notwithstanding that the Term is stated to commence on the Effective Date. If the Term is terminated “For Cause” pursuant to Article III hereof or is otherwise shorter than a full contract year, then the Base Salary for any partial year will be prorated and paid through the date of termination based on the number of days elapsed in such year during which services were actually performed by Employee, and the Company shall have no further obligation to pay the Employee’s Base Salary following the date of termination. Notwithstanding anything herein to the contrary, the Company shall not be obligated to pay Employee the Base Salary during any period in which Employee has exhausted Employee’s paid time off and is either (a) receiving short-term or long-term disability benefits under any policy or program maintained by the Company, (b) on family or medical leave, or (c) is unable to perform Employee’s essential job duties by reason of a physical or Family mental incapacity or disability with or without a reasonable accommodation. The Compensation shall also be subject to the approval of Company’s Board of Directors and/or Compensation Committees.

(b) In addition, Executive shall be entitled to the following performance-based equity compensation, subject to approval of the Board or its Compensation Committee and achievement of the Key Performance Indicators (“KPIs”) set out in Schedule A attached hereto:

(i)	Annual Equity Bonus: 0.5% of the Company’s issued and outstanding ordinary shares as of the date of closing of the Company’s initial public offering (“IPO”) on Nasdaq or another recognized stock exchange (“Closing Date”) per year for three (3) years, such that Executive shall hold an aggregate of 2.5% of the Company’s issued ordinary shares (calculated as of the Closing Date) after three years of employment; and

(ii)	IPO Success Bonus: 1% of the Company’s issued and outstanding ordinary shares (calculated as of the Closing Date), to be granted upon the successful listing of the Company’s ordinary shares on Nasdaq or another recognized stock exchange.

All equity awards shall be made in accordance with the Company’s equity incentive or compensation plan and shall be subject to applicable securities laws, listing rules, and the Company’s insider trading and executive compensation recovery policies.

Section 1.04 Executive Compensation Recovery Policy. Any compensation paid to the Executive shall be subject to recovery by the Company, and the Executive shall be required to repay such compensation, if (a) such recovery and repayment is required by applicable law or (b) either in the year such compensation is paid, or within the three (3) year period thereafter the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under applicable securities laws and the Executive is either (i) a named executive officer or (ii) an employee who is responsible for preparation of the Company’s financial statements. The parties agree that the repayment obligations set forth in this Section 1.04 shall only apply to the extent repayment is required by applicable law, or to the extent the Executive’s compensation is determined to be in excess of the amount that would have been deliverable to the Executive taking into account any restatement or correction of any inaccurate financial statements or materially inaccurate performance metric criteria.

Article II. Confidential Information; Post-Employment Obligations; Company Property

Section 2.01 Company Property. As used in this Article II, the term the “Company” refers to the Company and each of its direct and indirect subsidiaries. All written materials, records, data and other documents relating to Company business, products or services prepared or possessed by Executive during Executive’s employment by the Company are the Company’s property. All information, ideas, concepts, improvements, discoveries and inventions that are conceived, made, developed or acquired by Executive individually or in conjunction with others during Executive’s employment (whether during business hours and whether on Company’s premises or otherwise) that relate to Company business, products or services are the Company’s sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other documents, data or materials of any type embodying such information, ideas, concepts, improvements, discoveries and inventions are Company property. At the termination of Executive’s employment with the Company for any reason, Executive shall return all of the Company’s documents, data or other Company property to the Company.

Section 2.02 Confidential Information; Non-Disclosure.

(a) Executive acknowledges that the business of the Company is highly competitive and that the Company will provide Executive with access to Confidential Information. Executive acknowledges that this Confidential Information constitutes a valuable, special and unique asset used by the Company in its business to obtain a competitive advantage over competitors. Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorized disclosure of any Confidential Information of the Company, or make any use thereof, except in the carrying out of Executive’s employment responsibilities to the Company. Executive also agrees to preserve and protect the confidentiality of third-party Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information.

(b) For purposes hereof, “Confidential Information” includes all non-public information regarding the Company’s business operations and methods, existing and proposed investments and investment strategies, financial performance, compensation arrangements and amounts (whether relating to the Company or to any of its employees), contractual relationships, business partners and relationships (including customers and suppliers), strategies, business plans and other confidential information that is used in the operation, technology and business dealings of the Company, regardless of the medium in which any of the foregoing information is contained, so long as such information is actually confidential and proprietary to the Company.

Section 2.03 Non-Competition Obligations.

(a) Executive acknowledges and agrees that as an employee and representative of the Company, Executive will be responsible for building and maintaining business relationships and goodwill with current and future operating partners, investors, partners and prospects on a personal level. Executive acknowledges and agrees that this responsibility creates a special relationship of trust and confidence between the Company, Executive and these persons or entities. Executive also acknowledges that this creates a high risk and opportunity for Executive to misappropriate these relationships and the goodwill existing between the Company and such persons. Executive acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation.

(b) Executive acknowledges and agrees that, in exchange for his agreement in SECTION 2.03(c) below, he will receive substantial, valuable consideration from the Company upon the execution of this Agreement and during the course of this Agreement, including, (i) Confidential Information and access to Confidential Information, (ii) compensation and other benefits and (c) access to the Company’s prospects.

(c) During the Non-Compete Term and provided that the Company has made all severance payments provided for herein (to the extent applicable), Executive will not, directly or indirectly, provide the same or substantially the same services that he provides to the Company to any Business Enterprise in the Market Area (as defined below) without prior written consent, which will not be unreasonably withheld. This includes working as an agent, consultant, employee, officer, director, partner or independent contractor or being a shareholder, member, joint venturer or equity owner in, any such Business Enterprise; PROVIDED, HOWEVER, that the foregoing shall not restrict Executive from holding up to 5% of the voting power or equity of one or more Business Enterprises.

(d) For purposes of hereof:

(i) “BUSINESS ENTERPRISE” means any corporation, partnership, limited liability company, sole proprietorship, joint venture or other business association or entity (other than the Company) engaged in the business of autonomous, solar-powered robotic mowers and related solar energy solutions in the Market Area;

(ii) “MARKET AREA” means: (1) United States, (2) New Zealand, and (3) any geographic area in which the Company is conducting any material amount of business during the Term, and for which he has material responsibilities or about which he has material Confidential Information; and

(iii) “NON-COMPETE TERM” means in the case of termination for any reason, the period from the Effective Date to the date ending 2 years following the date of termination.

Section 2.04 Non-Solicitation of Executives. During the Non-Compete Term, Executive will not, either directly or indirectly, call on, solicit or induce any other executive or officer of the Company or its affiliates with whom Executive had contact, knowledge of, or association with in the course of employment with the Company to terminate his employment, and will not assist any other person or entity in such a solicitation; PROVIDED, HOWEVER, that with respect to soliciting any executive or officer whose employment was terminated by the Company or its affiliates, or general solicitations for employment not targeted at current officers or employees of the Company or its affiliates, the foregoing restriction shall not apply.

Article III. Termination of Employment

Section 3.01 Termination of Employment.

(a) Executive’s employment with the Company shall be terminated (i) immediately upon the death of Executive without further action by the Company, (ii) upon Executive’s Permanent Disability without further action by the Company, (iii) by the Company for Cause, (iv) by Executive without Good Reason, (v) by the Company without Cause or by Executive for Good Reason, including by the Company without Cause or by Executive for Good Reason within 12 months following a Change of Control, provided that, in the case of clause (v), the terminating party must give at least 30 days’ advance written notice of such termination. For purposes of this ARTICLE III, “date of termination” means the date of Executive’s death, the date of Executive’s Permanent Disability, or the date of Executive’s separation from service with the Company, as applicable.

(b) For purposes hereof:

(i) “CAUSE” shall include (A) continued failure by Executive to perform substantially Executive’s duties and responsibilities (other than a failure resulting from Permanent Disability) that is materially injurious to the Company and that remains uncorrected for 10 days after receipt of appropriate written notice from the Board; (B) engagement in willful, reckless or grossly negligent misconduct that is materially injurious to Company or any of its affiliates, monetarily or otherwise; (C) except as provided by (D), the indictment of Executive with a crime involving moral turpitude or a felony; (D) the indictment of Executive for an act of criminal fraud, misappropriation or personal dishonesty; or (E) a material breach by Executive of any provision of this Agreement that is materially injurious to the Company and that remains uncorrected for 10 days following written notice of such breach by the Company to Executive identifying the provision of this Agreement that Company determined has been breached. For purposes of (C) and (D), if the criminal charge is subsequently dismissed with prejudice or the Executive is acquitted at trial or on appeal then the Executive will be deemed to have been terminated without Cause.

(ii) “CHANGE OF CONTROL” means the occurrence of any one or more of the following events that occurs after the Effective Date:

1) Any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “EXCHANGE ACT”)) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors; or

2) The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company.

(iii) “GOOD REASON” shall mean one or more of the following conditions arising not more than six months before Executive’s termination date without Executive’s consent: (A) a material breach by the Company of any provision of this Agreement; (B) assignment by the Board or a duly authorized committee thereof to Executive of any duties that materially and adversely alter the nature or status of Executive’s position, job descriptions, duties, title or responsibilities from those of a Chief Financial Officer, or eligibility for Company compensation plans; (C) requirement by the Company for Executive to relocate to a primary place of business which is more than 50 miles away from the Executive’s primary place of business as of the Effective Date of this Agreement; or (D) a material reduction in Executive’s Base Salary in effect at the relevant time. Notwithstanding anything herein to the contrary, Good Reason will exist only if Executive provides notice to the Company of the existence of the condition otherwise constituting Good Reason within 90 days of the initial existence of the condition, and the Company fails to remedy the condition on or before the 30th day following its receipt of such notice.

(iv) “PERMANENT DISABILITY” shall mean Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Executive will be deemed permanently disabled if determined to be totally disabled by the Social Security Administration or if determined to be disabled in accordance with a disability insurance program that applies a definition of disability that complies with the requirements of this paragraph.

(c) If Executive’s employment is terminated under any of the foregoing circumstances, all future compensation to which Executive is otherwise entitled and all future benefits for which Executive is eligible, other than those already earned but which is unpaid, shall cease and terminate as of the date of termination, except as specifically provided in this ARTICLE III.

Article IV. Miscellaneous

Section 4.01 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or electronic mail, or facsimile transmission.

Section 4.02 Severability and Reformation. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

Section 4.03 Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and legal representatives of Executive and the permitted assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise), if such successor expressly agrees to assume the obligations of the Company hereunder.

Section 4.04 Amendment. This Agreement may be amended only by writing signed by Executive and by the Company.

Section 4.05 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO RULES RELATING TO CONFLICTS OF LAW.

Section 4.06 Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the state and federal courts located in NEW YORK in connection with any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and waives any objection to venue in NEW YORK. In addition, each of the parties hereto hereby waives trial by jury in connection with any claim or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 4.07 Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes in all respects any prior or other agreement or understanding, written or oral, between the Company or any affiliate of the Company and Executive with respect to such subject matter, including the Employment Agreement.

Section 4.08 Counterparts; No Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which will be deemed an original. For purposes of determining whether a party has signed this Agreement or any document contemplated hereby or any amendment or waiver hereof, only a handwritten signature on a paper document or a facsimile transmission of a handwritten original signature will constitute a signature, notwithstanding any law relating to or enabling the creation, execution or delivery of any contract or signature by electronic means.

Section 4.09 Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.”

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above:

SunScout Holding Limited

By:	/s/ Edwin Cywinski
Edwin Cywinski
Executive Director and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Jamie Parent	10/20/2025
Jamie Parent

Schedule A

Key Performance Indicators (KPIs) for Chief Financial Officer

This KPI Schedule forms part of the Employment Agreement between SunScout Limited (the “Company”) and Jamie Parent (the “Executive”). The KPIs set out below will be used to measure the Executive’s performance, reviewed annually by the Board or its delegated Committee.

1. Financial Reporting & Compliance

●	Timeliness of Reporting: All quarterly, half-year, and annual financial statements filed within statutory deadlines (100% compliance).

●	Accuracy of Reporting: No material restatements required; audit adjustments limited to non-material reclassifications.

●	Audit Outcome: Annual external audit results in an unqualified (clean) audit opinion.

●	Regulatory Compliance: Full compliance with SOX/internal control requirements and all applicable listing rules and securities regulations.

2. Capital Management & Liquidity

●	Liquidity Management: Maintain minimum cash runway equivalent to 12 months of operating expenses, unless otherwise approved by the Board.

●	Forecast Accuracy: Budget/forecast variance for revenue and expenses within ±5% on a quarterly rolling basis.

●	Debt Compliance: Zero breaches of banking covenants or credit facilities.

●	Working Capital Efficiency: Achievement of Board-approved targets for accounts receivable days, accounts payable days, and inventory turnover.

3. Investor Relations & Market Confidence

●	Disclosure Obligations: All investor communications, earnings releases, and regulatory disclosures delivered on time and in compliance with listing rules.

●	Investor Engagement: Positive feedback from analysts and institutional investors (as assessed by the Chair of the Board or Nomination/Remuneration Committee).

●	Capital Markets Profile: Maintain or improve the Company’s debt profile and credit rating (where applicable).

4. Governance & Risk Management

●	Risk Framework: Annual review and update of financial risk management framework completed and approved by the Board.

●	Internal Audit: 100% of high/critical findings addressed within agreed remediation timelines.

●	Regulatory Standing: No regulatory fines, penalties, or sanctions attributable to the finance function.

5. Leadership & Team Performance

●	Team Retention: Voluntary turnover within the finance function not exceeding 10% per annum.

●	Key Roles Filled: Recruitment and retention of all critical finance and compliance roles within agreed timeframe.

●	Team Engagement: Achievement of satisfactory employee engagement/satisfaction scores (as benchmarked annually).

●	Process Efficiency: Monthly financial close cycle reduced to five (5) working days and maintained thereafter.

6. Value-Linked KPIs (Company Performance Outcomes)

●	Profitability KPI: Achieve net profit margin of at least 10% annually, in line with Board-approved targets.

●	Free Cash Flow KPI: Deliver free cash flow within ±5% of budget forecast.

●	Market Capitalization KPI: Maintain average market capitalization at least 20% above IPO listing value during the measurement period.

●	EPS KPI: Support year-on-year growth in diluted earnings per share of at least 15%.